KBL LLP
CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 28, 2012, of MEDL Mobile Holdings, Inc. for the year ended December 31, 2011 and 2010 which appear in MEDL Mobile Holdings, Inc. to Registration Statement on Form S-1 filed on or about April 26, 2012.

/s/ KBL, LLP
KBK, LLP
New York, NY
April 26, 2012

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